UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No.1)*

                               Grab Holdings Ltd
             -----------------------------------------------------
                                (Name of Issuer)

                             Class A Ordinary Shares
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   G4124C109
             -----------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2021
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No.G4124C109                     13G                     Page 2 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley
       I.R.S. # 36-3145972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             150,829,427
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       159,255,111
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       159,255,111
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       4.4%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, CO
--------------------------------------------------------------------------------

CUSIP No.G4124C109                     13G                     Page 3 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley Investment Management Inc.
       I.R.S. # 13-3040307
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             65,318,924
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       68,778,575
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       68,778,575
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       1.9%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, CO
--------------------------------------------------------------------------------

CUSIP No.G4124C109                     13G                     Page 4 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley Investment Funds - Global Insight
       I.R.S. # 98-0380217
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Grand Duchy of Luxembourg.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             7,561,168
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       7,561,168
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       7,561,168
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       FI
--------------------------------------------------------------------------------

CUSIP No.G4124C109                     13G                     Page 5 of 9 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Grab Holdings Ltd
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  9 STRAITS VIEW
                  MARINA ONE WEST TOWER #23-07/12
                  SINGAPORE U0 018937
                  SINGAPORE
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  (1) Morgan Stanley
                  (2) Morgan Stanley Investment Management Inc.
                  (3) Morgan Stanley Investment Funds - Global Insight
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  (1) 1585 Broadway New York, NY 10036
                  (2) 522 5th Avenue 6th Floor New York, NY 10036
                  (3) European Bank and Business Centre, 6B route de Treves, L-2633 Senningerberg, Grand Duchy of Luxembourg, Luxembourg
                  --------------------------------------------------------------
            (c)   Citizenship:

                  (1) Delaware.
                  (2) Delaware.
                  (3) Grand Duchy of Luxembourg.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Class A Ordinary Shares
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  G4124C109
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [x] An investment adviser in accordance with Sections 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [x] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [x] A non-U.S. institution in accordance with section 240.13d-1(b)(1)(ii)(J);

            (k) [ ] Group, in accordance with sections 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with sections 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Not Applicable

CUSIP No.G4124C109                     13G                     Page 6 of 9 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of  December 31, 2021.*

           (a) Amount beneficially owned:
           See the response(s) to Item 9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           (1) As of the date hereof, Morgan Stanley has ceased to be the beneficial owner of more than five percent of the class of securities.
           (2) As of the date hereof, Morgan Stanley Investment Management Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.
           (3) As of the date hereof, Morgan Stanley Investment Funds - Global Insight has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           See Exhibit 99.2

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           (1) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
           (2) By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to an investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8) is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution(s). I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

*  In Accordance with the Securities and Exchange Commission Release
No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). This filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.

CUSIP No.G4124C109                     13G                     Page 7 of 9 Pages
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                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 11, 2022

Signature:  /s/ Christopher O'Hara
            --------------------------------------------------------------------

Name/Title: Christopher O'Hara/Authorized Signatory, Morgan Stanley
            --------------------------------------------------------------------
            MORGAN STANLEY


Date:       February 11, 2022

Signature:  /s/ Thomas Torrisi
            --------------------------------------------------------------------

Name/Title: Thomas Torrisi/Authorized Signatory,
            Morgan Stanley Investment Management Inc.
            --------------------------------------------------------------------
            Morgan Stanley Investment Management Inc.


Date:       February 11, 2022

Signature:  /s/ Zoe Parish
            --------------------------------------------------------------------

Name/Title: Zoe Parish/Authorized Signatory,
            Morgan Stanley Investment Funds - Global Insight
            --------------------------------------------------------------------
            Morgan Stanley Investment Funds - Global Insight


EXHIBIT NO.                        EXHIBITS                                 PAGE
-----------                        ----------                               ----

   99.1                       Joint Filing Agreement                          8

   99.2                       Item 7 Information                              9

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.G4124C109                     13G                     Page 8 of 9 Pages
--------------------------------------------------------------------------------

                       EXHIBIT NO. 99.1 TO SCHEDULE 13G
                            JOINT FILING AGREEMENT
              ---------------------------------------------------


                              February 11, 2022
              ---------------------------------------------------

              MORGAN STANLEY, Morgan Stanley Investment Management Inc. and

              Morgan Stanley Investment Funds - Global Insight hereby agree

	      that, unless differentiated, this Schedule 13G is filed on

	      behalf of each of the parties.


           MORGAN STANLEY

           BY: /s/ Christopher O'Hara
           ---------------------------------------------------------------------
           Christopher O'Hara/Authorized Signatory, Morgan Stanley

           Morgan Stanley Investment Management Inc.

           BY: /s/ Thomas Torrisi
           ---------------------------------------------------------------------
           Thomas Torrisi/Authorized Signatory,
           Morgan Stanley Investment Management Inc.

           Morgan Stanley Investment Funds - Global Insight

           BY: /s/ Zoe Parish
           ---------------------------------------------------------------------
           Zoe Parish/Authorized Signatory,
           Morgan Stanley Investment Funds - Global Insight


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.G4124C109                     13G                     Page 9 of 9 Pages
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                                 EXHIBIT NO. 99.2
                                ------------------

                                ITEM 7 INFORMATION


             The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by

     Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of

     Morgan Stanley, and Morgan Stanley Investment Funds - Global Insight.